Exhibit 5.1

300 COLORADO STREET SUITE 1800 AUSTIN, TX 78701 TELEPHONE: 512.617.0650 FACSIMILE: 737.910.0730 WWW.MOFO.COM
MORRISON & FOERSTER LLP
AMSTERDAM, AUSTIN, BERLIN, BOSTON,
BRUSSELS, DENVER, HONG KONG,
LONDON, LOS ANGELES, MIAMI, NEW
YORK, PALO ALTO, SAN DIEGO, SAN
FRANCISCO, SHANGHAI, SINGAPORE,
TOKYO, WASHINGTON, D.C.

May 22, 2025
Centuri Holdings, Inc.
19820 North 7th Avenue, Suite 120
Phoenix, AZ 85027
Re: Resale Prospectus Supplement
Ladies and Gentlemen:
We have acted as counsel to Centuri Holdings, Inc., a Delaware corporation (the “Company”), in connection with the sale of 10,350,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), by Southwest Gas Holdings, Inc. (the “Selling Stockholder”), pursuant to (i) its registration statement on Form S-3 (File No. 333-287200) relating to the Shares, as filed with the Securities and Exchange Commission (the “Commission”) in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Securities Act”), which became effective on May 20, 2025 (together with the documents incorporated by reference therein, the “Registration Statement”), (ii) the base prospectus dated May 20, 2025 (together with the documents incorporated by reference therein, the “Base Prospectus”), (iii) the preliminary prospectus supplement dated May 20, 2025 (together with the documents incorporated by reference therein and the Base Prospectus, the “Preliminary Prospectus”), (iv) the final prospectus supplement dated May 20, 2025 (together with the documents incorporated by reference therein and the Base Prospectus, the “Prospectus”) and (iv) the Underwriting Agreement, dated May 20, 2025, by and among the Company, the Selling Stockholder and the several underwriters named in Schedule 1 thereto.
As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In addition, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Centuri Holdings, Inc. May 22, 2025 Page Two
Based upon the foregoing, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.
This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus and may not be relied upon for any other purpose without our express written consent. No opinion may be implied or inferred beyond the opinion expressly stated. This opinion is given as of the date hereof, and we assume no obligation to advise you of any changes in applicable law or any facts or circumstances that come to our attention after the date hereof that may affect the opinion contained herein.
We consent to the use of this opinion as an exhibit to the above described Current Report on Form 8-K, and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP Morrison & Foerster LLP